As filed with the Securities and Exchange Commission on September 16, 2010.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL PAYMENTS INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328-3473

(Address, including Zip Code, of Principal Executive Offices)

Global Payments Inc. Non-Qualified Deferred Compensation Plan

(Full title of the plan)

Suellyn P. Tornay

Executive Vice President and General Counsel

Global Payments Inc.

10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328-3473

770-829-8000

(Name, address and telephone number of agent for service)

Copy to: John B. Shannon Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, GA 30309-3424 (404) 881-7466

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$8,000,000	N/A	$8,000,000	$570.40

(1)	Represents $8,000,000 of deferred compensation obligations offered under the Global Payments Inc. Non-Qualified Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this registration statement on Form S-8 (this “Registration Statement”) will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, Global Payments Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to Suellyn P. Tornay at the address and telephone on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended May 31, 2010;

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since May 31, 2010; and

(c)	The description of the Company’s common stock, no par value, as contained in the Company’s amended Registration Statement on Form 10 filed with the SEC on December 28, 2000 and any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

This registration statement covers deferred compensation obligations (“DCOs”) that may be offered under the Plan. The following summary of the DCOs is qualified in its entirety by reference to the Plan.

The DCOs offered under the Plan represent unfunded obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer. The Plan is intended to allow a select group of management or highly compensated employees to defer the payment of current compensation to future years for tax and financial planning purposes. Subject to the terms and conditions set forth in the Plan, each participant may elect to defer a portion of his or her salary, bonus, sales commissions and/or director fees, and such deferred amounts are credited to the participant’s account. Amounts in a participant’s account will be indexed to one or more deemed investment alternatives chosen by each participant from a range of such alternatives available under the Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation.

The DCOs are payable in cash and generally will be paid in either a single lump-sum or in annual installments over two (2) to ten (10) years upon, as elected by the participant, the participant’s separation from service, a scheduled year, or the earlier or later thereof. In the event of an unforeseeable financial hardship, the participant may elect to receive some or all of the deferred amounts and related earnings, subject to approval by the Administrative Committee of the Plan.

The obligation to pay the balance of each participant’s account will at all times be an unfunded and unsecured obligation of the Company. Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency. The Company may, but is not required to, establish a grantor trust, which may be a rabbi trust, for the purpose of informally funding the Plan. Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Plan. A participant’s right to the DCOs cannot be sold, transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plan. Any attempt to sell, transfer, assign, pledge or encumber the DCOs will be void.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) eliminate the personal liability of its directors to the Company or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director to the extent permitted under the Georgia Business Corporation Code (the “Georgia Code”). The Company’s directors remain liable for (i) any appropriation, in violation of the director’s duties, of any business opportunity, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions as set forth in Section 14-2-832 of the Georgia Code, and (iv) any transactions from which the director derived an improper personal benefit. If the Georgia Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the Georgia Code, as amended, without further corporate action.

The Company’s Fourth Amended and Restated By-laws (the “By-laws”) require it to indemnify any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company) because the person is or was a director or officer of the Company against liability incurred in such proceeding. The Company is not, however, required to indemnify officers and directors for liability incurred in a proceeding in which the director or officer is adjudged liable to the Company or is subjected to injunctive relief in its favor for (i) any appropriation, in violation of the director’s or officer’s duties, of any business opportunity of the Company, (ii) any acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) any types of liability with respect to distributions as set forth in Section 14-2-832 of the Georgia Code, or (iv) any transaction from which such officer or director received an improper personal benefit. In addition, the Company’s By-laws provide that it (i) must advance funds to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because that person is a director or officer if other conditions are satisfied, and (ii) may indemnify and advance expenses to any employee or agent who is not a director or officer to the same extent and subject to the same condition that the Company could, without shareholder approval under the Georgia Code, indemnify and advance expenses to a director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on this 13th day of September, 2010.

GLOBAL PAYMENTS INC.

By:	/S/ PAUL R. GARCIA
Paul R. Garcia
Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PAUL R. GARCIA	Chairman of the Board and Chief Executive Officer	September 13, 2010
Paul R. Garcia	(Principal Executive Officer)

/S/ DAVID E. MANGUM	Executive Vice President and Chief Financial Officer	September 13, 2010
David E. Mangum	(Principal Financial Officer)

/S/ DANIEL C. O’KEEFE	Senior Vice President and Chief Accounting Officer	September 13, 2010
Daniel C. O’Keefe	(Principal Accounting Officer)

/S/ WILLIAM I. JACOBS	Lead Director	September 7, 2010
William I. Jacobs

/S/ EDWIN H. BURBA, JR.	Director	September 5, 2010
Edwin H. Burba, Jr.

/S/ ALEX W. (PETE) HART	Director	September 11, 2010
Alex W. (Pete) Hart

/S/ RAYMOND L. KILLIAN	Director	September 15, 2010
Raymond L. Killian

/S/ RUTH ANN MARSHALL	Director	September 2, 2010
Ruth Ann Marshall

/S/ ALAN M. SILBERSTEIN	Director	September 14, 2010
Alan M. Silberstein

/S/ MICHAEL W. TRAPP	Director	September 7, 2010
Michael W. Trapp

/S/ GERALD J. WILKINS	Director	September 3, 2010
Gerald J. Wilkins

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Global Payments Inc., filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated January 31, 2001, File No. 001-16111, and incorporated herein by reference.

4.2	Fourth Amended and Restated By-laws of Global Payments Inc., filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q dated August 31, 2003, File No. 001-16111, and incorporated herein by reference.

4.3	Shareholder Protection Rights Agreement dated January 26, 2001 between Global Payments Inc. and SunTrust Bank, filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated February 1, 2001, File No. 001-16111, and incorporated herein by reference.

4.4	Form of certificate representing Global Payments Inc. common stock as amended, filed as Exhibit 4.4 to the Registrant’s Registration Statement on Form 10 dated December 28, 2000, File No. 001-16111, and incorporated herein by reference.

5.1	Opinion of Alston & Bird LLP (1)

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP (1)

24.1	Power of Attorney (included on signature page of this Registration Statement)

99.1	Global Payments Inc. Non-Qualified Deferred Compensation Plan (1)

(1)	Filed herewith.